UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 19, 2012

Date of Report (Date of earliest event reported)

WEBMD HEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-35337	20-2783228
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Eighth Avenue

New York, New York 10011

(Address of principal executive offices, including zip code)

(212) 624-3700

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed in a Current Report on Form 8-K filed by WebMD Health Corp. on January 13, 2012, Wayne T. Gattinella resigned on January 9, 2012 as Chief Executive Officer and President of WebMD and as a member of WebMD’s Board of Directors. On January 19, 2012, WebMD and Mr. Gattinella entered into a letter agreement, pursuant to which:

•

Subject to his continued compliance with applicable restrictive covenants, including the non-competition covenants described below and covenants relating to confidentiality, intellectual property, trade secrets, non-solicitation of customers and employees and other matters, Mr. Gattinella will be entitled to receive:

•	his base salary of $560,000 for one year, payable in accordance with WebMD’s normal payroll practices during that period;

•	two payments of $126,500 (on February 1, 2012 and March 1, 2012) for transition services to be provided to WebMD by Mr. Gattinella;

•

the vesting of options to purchase 60,000 shares of WebMD Common Stock, with an exercise price of $23.61 per share, that would have vested if he had remained employed by WebMD on March 31, 2012, with the post-termination exercise period of 90 days to begin on the date of vesting;

•	accelerated vesting of 15,000 shares of restricted WebMD Common Stock that were scheduled to vest on March 31, 2012;

•	payment of COBRA premiums for up to one year; and

•	certain outplacement services for up to one year.

•

Mr. Gattinella agreed to extend to two years (from one year) his agreement not to compete with WebMD and his agreements relating to non-solicitation of customers and employees. In addition, Mr. Gattinella agreed to limitations on his providing any services to certain specified companies for one year.

To the extent required by Item 5.02 of Form 8-K, the descriptions of the existing agreements between WebMD and Mr. Gattinella contained in the Proxy Statement filed by WebMD on August 15, 2011 under the heading “Executive Compensation – Employment Agreements with Named Executive Officers – Wayne T. Gattinella” and the Current Report on Form 8-K filed by WebMD on September 26, 2011 are incorporated by reference in this Current Report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBMD HEALTH CORP.

Dated: January 20, 2012	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

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